THIRD AMENDMENT (including First Addendum)

TO THE HORIZON FUNDS FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of January 23, 2019, to the Fund Administration Servicing Agreement, dated as of February 8, 2016 (the “Agreement”), is entered into by and between HORIZON FUNDS, a Delaware trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, d/b/a U.S. Bank Global Fund Services a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend he fee schedule and the term of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Amended Exhibit C is hereby superseded and replaced with Exhibit C attached hereto.

2.	Section 11 Term of Agreement; Amendment is hereby amended and replaced with the following:

11 Term of Agreement; Amendment

This Agreement shall become effective as of February 9, 2019 and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Board of Trustees.

Signatures on the following page

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HORIZON FUNDS		U.S. BANK, N.A.

By:	/s/ Matt Chambers	By:	/s/ Anita M. Zagrodnik

Name:	Matt Chambers	Name:	Anita M. Zagrodnik

Title:	V.P.	Title:	Senior VP 3/5/19

Amended Exhibit A to the Fund Administration Servicing Agreement – Horizon Funds

Fund Names

Separate Series of Horizon Funds

Name of Series

Horizon Active Asset Allocation Fund

Horizon Active Risk Assist® Fund

Horizon Active Income Fund

Horizon Defined Risk Fund

Horizon Dynamic Dividend Fund

Exhibit C to the Fund Administration Servicing Agreement – Horizon Funds

Fund Administration & Fund Accounting Services Fee Schedule at February 2019

Annual Fee Based Upon Average Net Assets Per Fund Complex*

[   ] basis points on the first $[ ]

[   ] basis points on the next $[ ]

[   ] basis points on the next $[ ]

[   ] basis points on the next $[ ]

[   ] basis points on the next $[ ]

[   ] basis points on the balance

Minimum Monthly Fee: $[   ] per fund complex based on [   ] funds. Additional funds will increase monthly minimum by $[   ] per fund per month.

NOTE: Conversions, multiple classes, master/feeder, multiple manager funds, and extraordinary services quoted separately.

All schedules subject to change depending upon use of unique security type requiring special pricing or accounting arrangements.

▪	Additional fee of $[ ] for each additional CUSIP (over 13 at the complex level), Controlled Foreign Corporation (CFC), and/or sub-advisor
▪	Additional CUSIP fee of $[ ] discounted [ ]% for first [ ] months for new Funds and [ ]% for the next [ ] months for new Funds..

Services Included in Annual Fee per Fund

Advisor Information Source – On-line access to portfolio management and compliance information.

Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.

Core Tax Services – See Additional Services Fee Schedule

USBFS Legal Administration (e.g., registration statement update)

Data Services

Pricing Services

▪	$[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps
▪	$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$[ ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$[ ] – Interest Rate Swaps, Foreign Currency Swaps
▪	$[ ] – Bank Loans
▪	$[ ] – Swaptions
▪	$[ ] – Intraday money market funds pricing, up to [ ] times per day
▪	$[ ] – Credit Default Swaps
▪	$[ ] per Month Manual Security Pricing (>[ ] per day)

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action and Factor Services (security paydown)

▪	$[ ] per Foreign Equity Security per Month
▪	$[ ] per Domestic Equity Security per Month
▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing and customized reporting.

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. Master/Feeder structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*	Subject to annual CPI increase – All Urban Consumers – U.S. City Average

Fees are calculated pro rata and billed monthly.

Third Party Administrative Data Charges (descriptive data for each security)

$[   ] per security per month for fund administrative data

SEC Modernization Requirements

▪	Form N-PORT – $[ ] per year, per Fund
▪	Form N-CEN – $[ ] per year, per Fund

Chief Compliance Officer Support Fee

▪	$[ ] per year per fund complex per service line.

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting, tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. U.S. Bank legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*	Subject to annual CPI increase – All Urban Consumers – U.S. City Average

Fees are calculated pro rata and billed monthly.